Exhibit 99.1

               COMPETITIVE TECHNOLOGIES REPORTS INCREASED PROFITS
                          FOR FIRST QUARTER FISCAL 2005

FAIRFIELD, Conn.--(December 13, 2004)--Competitive Technologies, Inc. (AMEX:CTT) today announced profitable results for its fiscal first quarter for the three months ended October 31, 2004.

Revenues for first quarter of fiscal 2005 increased to $2.4 million compared with $1.4 million for first quarter of fiscal 2004. CTT's net income for first quarter of fiscal 2005 was $1.0 million, $0.14 per share, compared with the net income for first quarter of fiscal 2004 of $0.3 million, $0.06 per share.

"Our first quarter results reflect the continued profitability we achieved in 2004 as well as a strong revenue stream," said John B. Nano, CTT's President and CEO. "Revenues are up for first quarter fiscal 2005 versus 2004, including a substantial increase in royalties collected for past and current homocysteine assays and the stock dividend from MelanoTan Corporation. Our aggressive licensing program for the patented homocysteine assay will further strengthen our recurring revenue as we proceed through fiscal 2005. Our financial strength, driven by profits, continues to increase and shareholders' interest is now at $6.2 million."

"CTT continues to leverage near term opportunities while executing our longer term strategy for sustained growth," stated Mr. Nano. "We are proactively marketing our portfolio of innovative technologies including the homocysteine assay, video compression and decoding technology, the sexual dysfunction therapeutic, the sunless tanning technology, the nanotechnology bone biomaterial, silicon carbide wafer testing, encryption technology, an anti-cancer compound and the Therapik(R) medical device. With the most experienced management team in the company's history we are exploiting our technology licensing market opportunities to build profitable recurring revenue streams that will drive shareholder value."

About Competitive Technologies, Inc.

Competitive Technologies, established in 1968, is a full service technology transfer and licensing provider focused on the technology needs of its customers and transforming those requirements into commercially viable solutions. CTT is a global leader in identifying, developing and commercializing innovative technologies in life, digital, nano, and physical sciences developed by universities, companies and inventors. The global market for technology transfer services is estimated at $150 billion annually. CTT maximizes the value of intellectual assets for the benefit of its customers, clients and shareholders. Visit CTT's website: http://www.competitivetech.net

Statements about our future expectations, including development and regulatory plans, and all other statements in this document other than historical facts are "forward-looking statements" within the meaning of applicable Federal Securities Laws, and are not guarantees of future performance. These statements involve risks and uncertainties inherent in our business, including those set forth in
Item 7 under the caption "Risk Factors," in our most recent Annual Report on Form 10-K filed with the SEC on October 29, 2004, and other factors that may be described in our other filings with the SEC, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

Direct inquiries to:
Johnnie D. Johnson, Strategic IR, Inc.       E-mail: jdjohnson@strategic-ir.com
Tel. (212) 754-6565; Fax (212) 754-4333      E-mail: ctt@competitivetech.net

                         COMPETITIVE TECHNOLOGIES, INC.
                                AND SUBSIDIARIES

                            FIRST QUARTER FISCAL 2005

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (dollars in thousands, except per share amounts)
                                   (unaudited)

                                                   Quarter Ended October 31,
                                                       2004          2003
                                                       ----          ----

   Revenues                                       $   2,431     $   1,363


   Expenses                                           1,442         1,018
   Provision for income tax                              21             0
                                                  ---------     ---------
   Net income                                     $     968     $     345
                                                  =========     =========

   Net income per share
       Basic                                      $    0.15     $    0.06
                                                  =========     =========

       Assuming dilution                          $    0.14     $    0.06
                                                  =========     =========

   Weighted average number of
    common shares outstanding:
       Basic (000)                                    6,400         6,201
       Assuming dilution (000)                        6,701         6,201





   Other Financial Data                       At October 31,   At July 31,
                                                       2004          2004
                                                       ----          ----

     Cash and cash equivalents                    $   6,663     $   4,310
                                                  =========     =========

     Total assets                                 $   9,599     $   6,681
                                                  =========     =========

     Total liabilities                            $   3,392     $   1,742
                                                  =========     =========

     Shareholders' interest                       $   6,207     $   4,939
                                                  =========     =========